UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2006

Penn Octane Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-24394	52-1790357
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77-530 Enfield Lane, Bldg D
Palm Desert, California	92211
(Address of principal executive offices)	(Zip Code)

(760) 772-9080
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 23, 2006, Penn Octane Corporation (“Penn Octane”) received a written Staff Determination (the “Staff Determination”) from The Nasdaq Stock Market’s Listing Qualifications Department stating that Penn Octane has not regained compliance with the minimum bid price requirement of $1.00 per share as provided in Marketplace Rule 4310(c)(4) for continued listing on NASDAQ. Therefore, Penn Octane’s common stock is subject to delisting from the NASDAQ Capital Market at the opening of business on June 1, 2006. Penn Octane has requested a hearing before a Nasdaq Listing Qualifications Panel (the “Hearing Panel”) to review the Staff Determination. There can be no assurance that the Hearing Panel will grant Penn Octane’s request for continued listing. A timely request for a hearing will stay the delisting pending a determination by the Hearing Panel. An adverse determination by the Hearing Panel would result in immediate delisting, whether or not Penn Octane further appeals the decision of the Hearing Panel.

If Penn Octane’s common stock is delisted from the NASDAQ Capital Market, Penn Octane will continue to file all required reports with the Securities and Exchange Commission and intends to seek quotation in the OTC Bulletin Board through a market maker. The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter securities. Delisting by NASDAQ may result in decreased market interest in Penn Octane common stock, investors and stockholders may experience more difficulty in buying and selling Penn Octane common stock, and Penn Octane’s stock price may decline. In addition, Penn Octane may experience greater difficulty in obtaining necessary debt and equity capital for potential acquisitions or the operation of its business.

Penn Octane disclaims any intention to update this Current Report on Form 8-K for purposes of disclosing any action or response that Penn Octane decides to take after the filing of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN OCTANE CORPORATION

	By:	/s/	Ian T. Bothwell
	Name:		Ian T. Bothwell
	Title:		Vice President,
Chief Financial Officer, Treasurer, and Assistant Secretary, (Principal Financial and Accounting Officer)

Date: May 26, 2006